

                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                              PARENT CORPORATION,
                          MARTIN MARIETTA CORPORATION

                                      AND

                              LOCKHEED CORPORATION

                          DATED AS OF AUGUST 29, 1994
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                               TABLE OF CONTENTS

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                                   ARTICLE I

                                  THE MERGERS

SECTION 1.1       Charter and Bylaws of Parent..........................................    I-1
SECTION 1.2       Atlantic Sub Merger...................................................    I-1
SECTION 1.3       Pacific Sub Merger....................................................    I-2
SECTION 1.4       Exchange of Certificates..............................................    I-3
SECTION 1.5       Cancellation of Parent Stock..........................................    I-3

                                  ARTICLE II

                             STOCKHOLDER APPROVAL

                                  ARTICLE III

                BOARDS OF DIRECTORS OF PARENT, MARTIN MARIETTA
            AND LOCKHEED; OFFICERS OF MARTIN MARIETTA AND LOCKHEED

SECTION 3.1       Parent Board of Directors.............................................    I-4
SECTION 3.2       Martin Marietta Board of Directors; Officers..........................    I-4
SECTION 3.3       Lockheed Board of Directors; Officers.................................    I-4
SECTION 3.4       Parent Dividend.......................................................    I-4

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF MARTIN MARIETTA

SECTION 4.1       Organization, Qualification, Etc. ....................................    I-5
SECTION 4.2       Capital Stock.........................................................    I-5
SECTION 4.3       Corporate Authority Relative to this Agreement; No Violation..........    I-6
SECTION 4.4       Reports and Financial Statements......................................    I-6
SECTION 4.5       No Undisclosed Liabilities............................................    I-7
SECTION 4.6       No Violation of Law...................................................    I-7
SECTION 4.7       Environmental Laws and Regulations....................................    I-7
SECTION 4.8       No Undisclosed Employee Benefit Plan Liabilities......................    I-7
SECTION 4.9       Absence of Certain Changes or Events..................................    I-8
SECTION 4.10      Investigations; Litigation............................................    I-8
SECTION 4.11      Joint Proxy Statement; Registration Statement; Other Information......    I-8
SECTION 4.12      Accounting Matters....................................................    I-8
SECTION 4.13      Martin Marietta Rights Plan...........................................    I-8
SECTION 4.14      Ownership of Lockheed Stock...........................................    I-9
SECTION 4.15      Tax Matters...........................................................    I-9

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF LOCKHEED

SECTION 5.1       Organization, Qualification, Etc. ....................................    I-9
SECTION 5.2       Capital Stock.........................................................   I-10
SECTION 5.3       Corporate Authority Relative to this Agreement; No Violation..........   I-10
SECTION 5.4       Reports and Financial Statements......................................   I-11
SECTION 5.5       No Undisclosed Liabilities............................................   I-11
SECTION 5.6       No Violation of Law...................................................   I-11
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SECTION 5.7       Environmental Laws and Regulations....................................   I-11
SECTION 5.8       No Undisclosed Employee Benefit Plan Liabilities......................   I-12
SECTION 5.9       Absence of Certain Changes or Events..................................   I-12
SECTION 5.10      Investigations; Litigation............................................   I-12
SECTION 5.11      Joint Proxy Statement; Registration Statement; Other Information......   I-12
SECTION 5.12      Accounting Matters....................................................   I-12
SECTION 5.13      Lockheed Rights Plan..................................................   I-12
SECTION 5.14      Ownership of Martin Marietta Stock....................................   I-13
SECTION 5.15      Tax Matters...........................................................   I-13

                                  ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 6.1       Conduct of Business by Martin Marietta or Lockheed....................   I-13
SECTION 6.2       Investigation.........................................................   I-15
SECTION 6.3       Cooperation...........................................................   I-15
SECTION 6.4       Affiliate Agreements..................................................   I-16
SECTION 6.5       Employee Stock Options, Incentive and Benefit Plans...................   I-16
SECTION 6.6       Further Assurances....................................................   I-17
SECTION 6.7       No Solicitation.......................................................   I-17
SECTION 6.8       Public Announcements..................................................   I-18
SECTION 6.9       Agreements with Respect to Martin Marietta Common Stock and Lockheed
                    Common Stock........................................................   I-18
SECTION 6.10      Indemnification and Insurance.........................................   I-18
SECTION 6.11      Accountants' "Comfort" Letters........................................   I-18
SECTION 6.12      Additional Reports....................................................   I-18

                                  ARTICLE VII

                           CONDITIONS TO THE MERGERS

SECTION 7.1       Conditions to Both Mergers............................................   I-19
SECTION 7.2       Conditions to Obligations of Martin Marietta to Effect the Atlantic
                    Sub Merger..........................................................   I-19
SECTION 7.3       Conditions to Obligations of Lockheed to Effect the Pacific Sub
                    Merger..............................................................   I-20

                                 ARTICLE VIII

                  TERMINATION, WAIVER, AMENDMENT AND CLOSING

SECTION 8.1       Termination or Abandonment............................................   I-20
SECTION 8.2       Termination Fee.......................................................   I-20
SECTION 8.3       Expense Reimbursement.................................................   I-21
SECTION 8.4       Amendment or Supplement...............................................   I-21
SECTION 8.5       Extension of Time, Waiver, Etc. ......................................   I-21
SECTION 8.6       Closing...............................................................   I-21

                                  ARTICLE IX

                                 MISCELLANEOUS

SECTION 9.1       No Survival of Representations and Warranties.........................   I-22
SECTION 9.2       Expenses..............................................................   I-22
SECTION 9.3       Counterparts..........................................................   I-22
SECTION 9.4       Governing Law.........................................................   I-22
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SECTION 9.5       Notices...............................................................   I-22
SECTION 9.6       Miscellaneous.........................................................   I-22
SECTION 9.7       Subsidiaries; Significant Subsidiaries................................   I-23
SECTION 9.8       Finders or Brokers....................................................   I-23

Exhibit A -- Charter of Parent Corporation

Exhibit B  -- Bylaws of Parent Corporation

Exhibit C  -- Plan and Agreement of Merger relating to Martin Marietta

Exhibit D -- Plan and Agreement of Merger relating to Lockheed

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                              PARENT CORPORATION,

                          MARTIN MARIETTA CORPORATION

                                      AND

                              LOCKHEED CORPORATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 29, 1994 (this "Agreement"), is among Parent Corporation ("Parent"), Martin Marietta Corporation ("Martin Marietta") and Lockheed Corporation ("Lockheed").

     WHEREAS, Martin Marietta is a corporation duly organized and existing under the laws of the State of Maryland and Lockheed is a corporation duly organized and existing under the laws of the State of Delaware; and

     WHEREAS, Parent is a corporation duly organized under the laws of the State of Maryland, with Martin Marietta and Lockheed each owning one-half of the outstanding capital stock of Parent; and

     WHEREAS, the Boards of Directors of Martin Marietta and Lockheed deem it advisable and in the best interest of their respective stockholders that each corporation become a subsidiary of Parent pursuant to the mergers hereafter provided for, and desire to make certain representations, warranties and agreements in connection with such mergers;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I
                                  THE MERGERS

     SECTION 1.1 Charter and Bylaws of Parent. The Charter and Bylaws of Parent shall be amended prior to the Merger Date (as hereinafter defined) to be in substantially the form of Exhibits A and B hereto, respectively, and the name of Parent shall be changed to Lockheed Martin Corporation. From the date hereof until the Merger Date, Martin Marietta and Lockheed shall consult with each other prior to causing or permitting Parent to take any action and neither shall cause or permit Parent to take any action inconsistent with the provisions of this Agreement without the written consent of the other.

     SECTION 1.2 Atlantic Sub Merger. (a) Martin Marietta and Lockheed will cause Parent to form a wholly owned subsidiary named Atlantic Sub, Inc. ("Atlantic Sub") under the laws of the State of Maryland. Atlantic Sub will be formed solely to facilitate the Atlantic Sub Merger referred to below and will conduct no business or activity other than in connection with the Atlantic Sub Merger. Martin Marietta and Lockheed will cause Parent to cause Atlantic Sub to execute and deliver, and Martin Marietta agrees to execute and deliver and to submit to its stockholders for approval, together with this Agreement in accordance with Article II, an Agreement and Plan of Merger (the "Atlantic Sub Merger Agreement") in substantially the form attached hereto as Exhibit C, providing for the merger of Atlantic Sub with and into Martin Marietta (the "Atlantic Sub Merger"). Martin Marietta shall be the surviving corporation in the Atlantic Sub Merger and as a result thereof shall become a wholly owned subsidiary of Parent.

     (b) Pursuant to the Atlantic Sub Merger:

          (i) each share of Martin Marietta Common Stock (as hereinafter defined) outstanding immediately prior to the effective time of the Atlantic Sub Merger, other than any shares of Martin Marietta Common Stock owned by Lockheed or any Subsidiary (as hereinafter defined) of Lockheed, shall be converted into and become one share of common stock, par value $1.00 per share, of Parent ("Parent Common Stock");

          (ii) each share of Martin Marietta Preferred Stock (as hereinafter defined) outstanding immediately prior to the effective time of the Atlantic Sub Merger, other than any shares of Martin Marietta Preferred Stock owned by Lockheed or any Subsidiary of Lockheed, shall be converted into and become one share of Series A Preferred Stock, par value $1.00 per share, of Parent ("Parent Preferred Stock"); and

          (iii) each share of Martin Marietta Common Stock and Martin Marietta Preferred Stock owned by Lockheed or any Subsidiary of Lockheed shall be cancelled and cease to exist immediately upon the effective time of the Atlantic Sub Merger without any payment being made in respect thereof.

     (c) The parties will take such action as may be necessary to cause Parent to reserve sufficient shares of Parent Common Stock following the Mergers (as hereinafter defined) to permit conversion of the Parent Preferred Stock and delivery of shares of Parent Common Stock upon conversion thereof following the Atlantic Sub Merger. Subject to the terms and conditions of this Agreement, Martin Marietta shall use its reasonable efforts to cause the Atlantic Sub Merger to be consummated in accordance with the terms of the Atlantic Sub Merger Agreement. Martin Marietta and Lockheed will cause Parent to execute a formal written consent under Section 2-505 of the Maryland General Corporation Law (the "Maryland Statute"), as the sole stockholder of Atlantic Sub, to the execution, delivery and performance of the Atlantic Sub Merger Agreement by Atlantic Sub.

     SECTION 1.3 Pacific Sub Merger. (a) Lockheed and Martin Marietta will cause Parent to form a wholly owned subsidiary named Pacific Sub, Inc. ("Pacific Sub") under the laws of the State of Delaware. Pacific Sub will be formed solely to facilitate the Pacific Sub Merger referred to below and will conduct no business or activity other than in connection with the Pacific Sub Merger. Lockheed and Martin Marietta will cause Parent to cause Pacific Sub to execute and deliver, and, subject to the terms and conditions of this Agreement, Lockheed agrees to execute and deliver and to submit to its stockholders for adoption and approval, together with this Agreement in accordance with Article II, an Agreement and Plan of Merger (the "Pacific Sub Merger Agreement") in substantially the form attached hereto as Exhibit D, providing for the merger of Pacific Sub with and into Lockheed (the "Pacific Sub Merger"). Lockheed shall be the surviving corporation in the Pacific Sub Merger and as a result thereof shall become a wholly owned subsidiary of Parent.

     (b) Pursuant to the Pacific Sub Merger:

          (i) each share of Lockheed Common Stock (as hereinafter defined) outstanding immediately prior to the effective time of the Pacific Sub Merger, other than any shares of Lockheed Common Stock owned by Martin Marietta or any Subsidiary of Martin Marietta or held in the treasury of Lockheed, shall be converted into and become the right to receive 1.63 shares of Parent Common Stock; and

          (ii) each share of Lockheed Common Stock owned by Martin Marietta or any Subsidiary of Martin Marietta or held in the treasury of Lockheed shall be cancelled and cease to exist immediately upon the effective time of the Pacific Sub Merger without any payment being made in respect thereof.

Notwithstanding the foregoing, no fractional shares of Parent Common Stock will be issued as a result of the Pacific Sub Merger. In lieu of the issuance of fractional shares, cash payments will be made to holders of Lockheed Common Stock in respect of any fractional share that would otherwise be issuable in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the New York Stock Exchange (the "NYSE") on the last business day preceding the Merger Date if such stock is then being traded, including without limitation trading on a "when issued" basis, and otherwise shall be the closing price on the first business day that such stock is traded. No such holder shall be entitled to dividends, voting rights, or any other stockholder right in respect of any fractional share. For this purpose, shares held of record by any particular stockholder of Lockheed and represented by two or more certificates may be aggregated.

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

     (c) Subject to the terms and conditions of this Agreement, Lockheed shall use its reasonable efforts to cause the Pacific Sub Merger to be consummated in accordance with the terms of the Pacific Sub Merger Agreement. Lockheed and Martin Marietta will cause Parent to execute a formal written consent under
Section 228 of the Delaware General Corporation Law (the "Delaware Statute"), as the sole stockholder of Pacific Sub, to the execution, delivery and performance of the Pacific Sub Merger Agreement by Pacific Sub.

     SECTION 1.4 Exchange of Certificates. Except as set forth above, from and after the Merger Date, each holder of a certificate which immediately prior to the Merger Date represented outstanding shares of Martin Marietta Common Stock, Lockheed Common Stock or Martin Marietta Preferred Stock shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent to be selected by the parties, a certificate or certificates representing the number of shares of Parent Common Stock or Parent Preferred Stock into which such holder's shares of Martin Marietta Common Stock, Lockheed Common Stock or Martin Marietta Preferred Stock were converted. No holder of a certificate or certificates which immediately prior to the Merger Date represented shares of Martin Marietta Common Stock, Lockheed Common Stock or Martin Marietta Preferred Stock shall be entitled to receive any dividend or other distribution from Parent until surrender of such holder's certificate or certificates for a certificate or certificates representing shares of Parent Common Stock (in the case of holders of Lockheed Common Stock or Martin Marietta Common Stock) or Parent Preferred Stock (in the case of holders of Martin Marietta Preferred Stock). Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock or Parent Preferred Stock, as the case may be, represented by the certificates issued upon such surrender. From and after the Merger Date, Parent shall, however, be entitled to treat such certificates for shares of Martin Marietta Common Stock, Lockheed Common Stock or Martin Marietta Preferred Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of shares of Parent Common Stock or Parent Preferred Stock, as the case may be, into which the shares of Martin Marietta Common Stock, Lockheed Common Stock or Martin Marietta Preferred Stock represented by such certificates shall have been converted, notwithstanding any failure to surrender such certificates. If any certificate for shares of Parent Common Stock or Parent Preferred Stock, as the case may be, is to be issued in a name other than that in which the certificate for shares of Martin Marietta Common Stock, Lockheed Common Stock or Martin Marietta Preferred Stock surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of Parent Common Stock or Parent Preferred Stock, as the case may be, in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Parent or its agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, none of Martin Marietta, Lockheed or Parent shall be liable to any holder of shares of Martin Marietta Common Stock, Lockheed Common Stock or Martin Marietta Preferred Stock for any shares of Parent Common Stock or Parent Preferred Stock, as the case may be (or dividends or distributions with respect thereto), delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 1.5 Cancellation of Parent Stock. The shares of the capital stock of Parent owned by Martin Marietta and Lockheed immediately prior to the Merger Date will be cancelled immediately upon consummation of the Atlantic Sub Merger and the Pacific Sub Merger, respectively. The Atlantic Sub Merger and the Pacific Sub Merger are sometimes together referred to as the "Mergers" and the Atlantic Sub Merger Agreement and the Pacific Sub Merger Agreement are sometimes together referred to as the "Merger Agreements."

                                   ARTICLE II

                              STOCKHOLDER APPROVAL

     Subject to the terms and conditions contained herein, this Agreement, together with the Atlantic Sub Merger Agreement and the transactions contemplated thereby, shall be submitted for approval to the holders of shares of Martin Marietta Common Stock and Martin Marietta Preferred Stock, all of whom shall vote together as a single class at a meeting to be duly held for this purpose by Martin Marietta (the "Martin Marietta Meeting"), and this Agreement, together with the Pacific Sub Merger Agreement, shall be submitted for adoption and approval to the holders of shares of Lockheed Common Stock at a meeting to be duly held for this purpose by Lockheed (the "Lockheed Meeting"). Martin Marietta and Lockheed shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof. Subject to the applicable fiduciary duties of their respective directors, Martin Marietta and Lockheed shall recommend that their respective stockholders approve this Agreement and the transactions contemplated hereby and such recommendation shall be contained in the Joint Proxy Statement referred to in Sections 4.11 and 5.11. On the first business day on or by which (a) this Agreement and the Atlantic Sub Merger Agreement have been duly approved by the requisite vote of the holders of shares of Martin Marietta Common Stock and Martin Marietta Preferred Stock, (b) this Agreement and the Pacific Sub Merger Agreement have been duly adopted and approved by the requisite vote of the holders of shares of Lockheed Common Stock and (c) the closing of the transactions contemplated by this Agreement and the Merger Agreements shall have occurred, or such later date as shall be agreed upon by Martin Marietta and Lockheed, Articles of Merger (in the case of the Atlantic Sub Merger) and a Certificate of Merger (in the case of the Pacific Sub Merger) relating to the Mergers shall be filed in accordance with the Maryland Statute and the Delaware Statute, respectively, and the Mergers shall become effective simultaneously in accordance with the terms of the Merger Agreements (such time and date are referred to as the "Merger Date").

                                  ARTICLE III

                         BOARDS OF DIRECTORS OF PARENT,
                         MARTIN MARIETTA AND LOCKHEED;
                    OFFICERS OF MARTIN MARIETTA AND LOCKHEED

     It is the intent of the parties to this Agreement that Martin Marietta and Lockheed, as subsidiaries of Parent, will each continue (so far as practicable and consistent with the basic purposes of this Agreement) the separate operations of their respective business enterprises, subject to the combining of such operations and to such other organizational and structural changes as management may from time to time deem appropriate. With that objective in mind, Martin Marietta, Lockheed and Parent agree as follows:

     SECTION 3.1 Parent Board of Directors. On the Merger Date, the number of directors comprising the full Board of Directors of Parent shall be 24 (as provided in Parent's Bylaws), composed as follows:

          (a) twelve directors shall be designated by Martin Marietta by its Board Nominating Committee; and

          (b) twelve directors shall be designated by Lockheed by its Board Nominating Committee.

It is the intent of the parties that membership on the major committees of Parent's Board of Directors shall initially consist of an equal number of designees of Martin Marietta and Lockheed.

     SECTION 3.2 Martin Marietta Board of Directors; Officers. On the Merger Date, the Board of Directors of Martin Marietta shall include those current directors of Martin Marietta who are designated as such by the Chief Executive Officer of Martin Marietta. The officers of Martin Marietta immediately prior to the Merger Date will continue in such capacities immediately following the Merger Date.

     SECTION 3.3 Lockheed Board of Directors; Officers. On the Merger Date, the Board of Directors of Lockheed shall include those current directors of Lockheed who are designated as such by the Chief Executive Officer of Lockheed. The officers of Lockheed immediately prior to the Merger Date will continue in such capacities immediately following the Merger Date.

     SECTION 3.4 Parent Dividend. It is the intention of the parties that the initial quarterly dividend with respect to Parent stock shall be at the annual rate of $1.40 per share, subject to approval and declaration by the Board of Directors of Parent.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF MARTIN MARIETTA

     Martin Marietta represents and warrants to, and agrees with, Lockheed as follows (except as disclosed in a schedule dated the date hereof and furnished to Lockheed, hereafter referred to as the "Martin Marietta Schedule"):

     SECTION 4.1 Organization, Qualification, Etc. Martin Marietta is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole. The copies of Martin Marietta's charter and bylaws which have been delivered to Lockheed are complete and correct and in full force and effect on the date hereof. Each of Martin Marietta's Significant Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole. All the outstanding shares of capital stock of Martin Marietta's Significant Subsidiaries are validly issued, fully paid and non-assessable and (except as set forth in the next sentence) are owned by Martin Marietta, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Martin Marietta is a party under which no event of default has occurred or arisen. Martin Marietta owns approximately 81% of the outstanding shares of common stock of Martin Marietta Materials, Inc. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of Martin Marietta other than rights of refusal and preemptive rights held by Martin Marietta with respect to certain Subsidiaries.

     SECTION 4.2 Capital Stock. The authorized capital stock of Martin Marietta consists of 550,000,000 shares, divided into 20,000,000 shares of Series A Preferred Stock, par value $1.00 per share ("Martin Marietta Preferred Stock"), 30,000,000 shares of Series Preferred Stock, par value $1.00 per share ("Martin Marietta Series Preferred Stock"), and 500,000,000 shares of common stock, par value $1.00 per share ("Martin Marietta Common Stock"). As of July 31, 1994, 20,000,000 shares of Martin Marietta Preferred Stock, no shares of Martin Marietta Series Preferred Stock and 95,948,640 shares of Martin Marietta Common Stock were outstanding. All the outstanding shares of capital stock of Martin Marietta have been validly issued and are fully paid and nonassessable. As of July 31, 1994, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Martin Marietta to issue any shares of its capital stock ("Martin Marietta Options") other than:

          (a) upon conversion of the Martin Marietta Preferred Stock;

          (b) options to acquire 4,706,450 shares of Martin Marietta Common Stock granted on or prior to July 31, 1994 pursuant to employee incentive and benefit plans; and

          (c) Martin Marietta's dividend reinvestment plan.

Since July 31, 1994 (A) no shares of Martin Marietta Common Stock or Martin Marietta Preferred Stock have been issued except issuances of Martin Marietta Common Stock upon the exercise of Martin Marietta Options referred to in clause
(b) above, and (B) no Martin Marietta Options have been authorized, issued or granted, except pursuant to Martin Marietta's Shareholder Rights Agreement, dated as of August 29, 1994, with First Chicago Trust Company of New York (the "Martin Marietta Rights Plan").

     SECTION 4.3  Corporate Authority Relative to this Agreement; No
Violation. Martin Marietta has the corporate power to enter into this Agreement and the Atlantic Sub Merger Agreement, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Atlantic Sub Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Martin Marietta and, except for the approval of its stockholders, no other corporate proceedings on the part of Martin Marietta are necessary to authorize this Agreement, the Atlantic Sub Merger Agreement and the transactions contemplated hereby and thereby. The Board of Directors of Martin Marietta has determined that the transactions contemplated by this Agreement and the Atlantic Sub Merger Agreement are in the best interests of Martin Marietta and its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement and the Atlantic Sub Merger Agreement have been duly and validly executed and delivered by Martin Marietta and, assuming this Agreement and the Atlantic Sub Merger Agreement constitute valid and binding Agreements of the other parties hereto and thereto, this Agreement and the Atlantic Sub Merger Agreement constitute valid and binding agreements of Martin Marietta, enforceable against Martin Marietta in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Martin Marietta is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement or the Atlantic Sub Merger Agreement, except for any breaches or violations which individually or in the aggregate would not have a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole. Other than in connection with or in compliance with the provisions of the Maryland Statute, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), Section 4043 of ERISA (as hereinafter defined), any non-United States competition, antitrust and investment laws, and the securities or blue sky laws of the various states (collectively, the "Martin Marietta Required Statutory Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Martin Marietta of the transactions contemplated by this Agreement and the Atlantic Sub Merger Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not have a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated hereby.

     SECTION 4.4 Reports and Financial Statements. Martin Marietta has previously furnished to Lockheed true and complete copies of:

          (a) Martin Marietta's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1991 through 1993;

          (b) Martin Marietta's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31 and June 30, 1994;

          (c) each definitive proxy statement filed by Martin Marietta with the SEC since December 31, 1991;

          (d) each final prospectus filed by Martin Marietta with the SEC since December 31, 1991, other than prospectuses contained in filings on Form S-8 and filings with respect to Martin Marietta's dividend reinvestment plan on Form S-3;

          (e) all Current Reports on Form 8-K filed by Martin Marietta with the SEC since December 31, 1993; and

          (f) Reports on Form 11-K filed with the SEC with respect to employee benefit plans of Martin Marietta or any of its Subsidiaries since December 31, 1993.

As of their respective dates, such reports, proxy statements and prospectuses did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in such reports, proxy statements and prospectuses (including any related notes and schedules) fairly present the financial position of Martin Marietta and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended (subject, where appropriate, to normal year-end accrual adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1991, Martin Marietta has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. For purposes of this Section 4.4, the term "Martin Marietta" shall include "Martin Marietta Technologies, Inc." and "Martin Marietta Materials, Inc.".

     SECTION 4.5 No Undisclosed Liabilities. As of June 30, 1994, neither Martin Marietta nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Martin Marietta and its Subsidiaries (including the notes thereto), except (a) liabilities or obligations reflected in any of the documents referred to in
Section 4.4 and (b) liabilities or obligations which would not have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole.

     SECTION 4.6 No Violation of Law. The businesses of Martin Marietta and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws (as defined in Section 4.7)) except (a) as described in any of the documents referred to in Section 4.4 and (b) for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future would not, have a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole.

     SECTION 4.7 Environmental Laws and Regulations. Except as described in any of the documents referred to in Section 4.4, (i) Martin Marietta and each of its Subsidiaries is in material compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future would not, have a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole, which compliance includes, but is not limited to, the possession by Martin Marietta and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither Martin Marietta nor any of its Subsidiaries has received written notice of, or, to the knowledge of Martin Marietta, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person or entity alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") that individually or in the aggregate would have a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole; and (iii) to the knowledge of Martin Marietta, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     SECTION 4.8 No Undisclosed Employee Benefit Plan Liabilities. All "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Martin Marietta or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and Martin Marietta and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the documents referred to in Section 4.4 and (b) for instances of non-compliance or liabilities or obligations that would not have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole.

     SECTION 4.9 Absence of Certain Changes or Events. Other than as disclosed in the documents referred to in Section 4.4, since December 31, 1993 there has been no material adverse change in the business, prospects, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole.

     SECTION 4.10 Investigations; Litigation. Except as described in any of the documents referred to in Section 4.4:

          (a) no material investigation or review by any governmental entity with respect to Martin Marietta or any of its Subsidiaries is pending (or, to Martin Marietta's knowledge, threatened) nor has any governmental entity indicated to Martin Marietta an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Martin Marietta's knowledge, threatened) against or affecting Martin Marietta or its Subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, either individually or in the aggregate, are reasonably likely to result in any material adverse change in the business, prospects, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole.

     SECTION 4.11 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Martin Marietta or its Subsidiaries or the Atlantic Sub Merger to be included in the Joint Proxy Statement (as defined herein) or the Registration Statement (referred to in Section 6.3) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Martin Marietta Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Martin Marietta with respect to information supplied in writing by Lockheed or any affiliate of Lockheed specifically for inclusion in the Joint Proxy Statement. The letters to stockholders, notices of meeting, joint proxy statement and forms of proxies to be distributed to stockholders in connection with the Mergers, and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Joint Proxy Statement".

     SECTION 4.12 Accounting Matters. Neither Martin Marietta nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent Parent from accounting for the transactions to be effected pursuant to Article I of this Agreement in accordance with the pooling of interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16"). As used in this Agreement (except as specifically otherwise defined), the term "affiliate" shall mean, as to any person, any other person which directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     SECTION 4.13 Martin Marietta Rights Plan. Under the terms of the Martin Marietta Rights Plan, the transactions contemplated by this Agreement will not cause a Distribution Date to occur or cause the rights issued pursuant to the Martin Marietta Rights Plan to become exercisable, and as a result of the terms of the Martin Marietta Rights Plan such rights will be cancelled and cease to exist upon consummation of the transactions contemplated hereby.

     SECTION 4.14 Ownership of Lockheed Stock. On the date hereof Martin Marietta and its Subsidiaries do not beneficially own in excess of 1,000 shares of Lockheed Common Stock in the aggregate (exclusive of any shares owned by Martin Marietta's employee benefit plans) and is not an "interested stockholder" of Lockheed within the meaning of Section 203 of the Delaware Statute.

     SECTION 4.15 Tax Matters. (a) All federal, state, local, and foreign tax returns required to be filed by or on behalf of Martin Marietta and each of its Subsidiaries have been timely filed, and all returns filed are complete and accurate to the knowledge of Martin Marietta. All taxes shown on filed returns have been paid or adequate provision for the payment of all such taxes has been made. As of the date of this Agreement, there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes that may reasonably be expected to result in a determination materially adverse to Martin Marietta or any of its Subsidiaries, except as adequately reserved against in the most recent financial statements contained in the documents referred to in Section 4.4. All assessments for taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

     (b) No stock or securities will be issued to any person other than the securityholders of Martin Marietta, Lockheed or Parent in connection with the transactions contemplated by this Agreement; except in connection with employee benefit programs or Martin Marietta's dividend reinvestment plan, the management of Martin Marietta has no plan or intention for Parent to issue any stock other than Parent Common Stock and Parent Preferred Stock in connection with the transactions contemplated by this Agreement; except in connection with employee benefit programs, Martin Marietta's dividend reinvestment plan or otherwise in the ordinary course of business, the management of Martin Marietta has no plan or intention for Parent to redeem or otherwise reacquire any Parent Preferred Stock or Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement; and the management of Martin Marietta has no plan or intention to terminate the existence of Parent or to merge Parent with any other corporation.

     (c) Martin Marietta is not aware of any plan or intention of Parent to liquidate Martin Marietta, to merge Martin Marietta with or into another corporation or to sell or otherwise dispose of the stock of Martin Marietta except for transfers of stock to corporations controlled by Parent. For purposes of this representation, "control" is defined in Section 368(c) of the Code.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF LOCKHEED

     Lockheed represents and warrants to, and agrees with, Martin Marietta as follows (except as disclosed in a schedule dated the date hereof and furnished to Martin Marietta, hereafter referred to as the "Lockheed Schedule"):

     SECTION 5.1 Organization, Qualification, Etc. Lockheed is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole. The copies of Lockheed's certificate of incorporation and bylaws which have been delivered to Martin Marietta are complete and correct and in full force and effect on the date hereof. Each of Lockheed's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole. All the outstanding shares of capital stock of Lockheed's

Significant Subsidiaries are validly issued, fully paid and non-assessable and are owned by Lockheed, directly or indirectly, free and clear of all liens, claims charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Lockheed is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any Subsidiary of Lockheed.

     SECTION 5.2 Capital Stock. The authorized capital stock of Lockheed consists of 100,000,000 shares of common stock, par value $1.00 per share ("Lockheed Common Stock"), and 2,500,000 shares of Preferred Stock, par value $1.00 per share ("Lockheed Preferred Stock"), of which 1,000,000 shares were designated as Series A Junior Participating Preferred Stock ("Lockheed Series A Preferred"). As of July 31, 1994, 62,867,345 shares of Lockheed Common Stock (excluding 9,775,996 shares held in Lockheed's treasury) and no shares of Lockheed Preferred Stock were issued and outstanding. All the outstanding shares of Lockheed Common Stock have been validly issued and are fully paid and nonassessable. As of July 31, 1994, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Lockheed to issue any shares of its capital stock ("Lockheed Options") other than:

          (a) rights to acquire shares of Lockheed Series A Preferred pursuant to Lockheed's Shareholder Rights Agreement, dated as of December 8, 1986, with First Interstate Bank, Ltd., as amended (the "Lockheed Rights Plan"); and

          (b) options to acquire 3,287,077 shares of Lockheed Common Stock granted on or prior to July 31, 1994 pursuant to employee incentive and benefit plans.

Since July 31, 1994 (A) no shares of Lockheed Common Stock have been issued except issuances of Lockheed Common Stock upon the exercise of Lockheed Options referred to in clause (b) above, and (B) except for an option grant relating to 1,500 shares, no Lockheed Options have been authorized, issued or granted.

     SECTION 5.3  Corporate Authority Relative to this Agreement; No
Violation. Lockheed has the corporate power to enter into this Agreement and the Pacific Sub Merger Agreement, and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Pacific Sub Merger Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Lockheed and, except for the approval of its stockholders, no other corporate proceedings on the part of Lockheed are necessary to authorize this Agreement, the Pacific Sub Merger Agreement and the transactions contemplated hereby and thereby. The Board of Directors of Lockheed has determined that the transactions contemplated by this Agreement and the Pacific Sub Merger Agreement are in the best interests of Lockheed and its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement and the Pacific Sub Merger Agreement have been duly and validly executed and delivered by Lockheed and, assuming this Agreement and the Pacific Sub Merger Agreement constitute valid and binding agreements of the other parties hereto and thereto, this Agreement and the Pacific Sub Merger constitute valid and binding agreements of Lockheed, enforceable against Lockheed in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Lockheed is not subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement or the Pacific Sub Merger Agreement, except for any breaches or violations which individually or in the aggregate would not have a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole. Other than in connection with or in compliance with the provisions of the Delaware Statute, the Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA, any non-United States competition, antitrust and investment laws, and the securities or blue sky laws of the various states (collectively, the "Lockheed Required Statutory Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Lockheed of the transactions contemplated by this

Agreement and the Pacific Sub Merger Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not have a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole or on the consummation of the transaction contemplated hereby.

     SECTION 5.4 Reports and Financial Statements. Lockheed has previously furnished to Martin Marietta true and complete copies of:

          (a) Lockheed's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1991 through 1993;

          (b) Lockheed's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31 and June 30, 1994;

          (c) each definitive proxy statement filed by Lockheed with the SEC since December 31, 1991;

          (d) each final prospectus filed by Lockheed with the SEC since December 31, 1991;

          (e) all Current Reports on Form 8-K filed by Lockheed with the SEC since December 31, 1993; and

          (f) Reports on Form 11-K filed with the SEC with respect to employee benefit plans of Lockheed or any of its Subsidiaries since December 31, 1993.

As of their respective dates, such reports, proxy statements and prospectuses did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in such reports, proxy statements and prospectuses (including any related notes and schedules) fairly present the financial position of Lockheed and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended (subject, where appropriate, to normal year-end accrual adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1991, Lockheed has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC.

     SECTION 5.5 No Undisclosed Liabilities. As of June 30, 1994, neither Lockheed nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Lockheed and its Subsidiaries (including the notes thereto), except (a) liabilities or obligations reflected in any of the documents referred to in Section 5.4 and (b) liabilities or obligations, which would not have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole.

     SECTION 5.6 No Violation of Law. The businesses of Lockheed and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity (provided that no representation or warranty is made in this Section 5.6 with respect to Environmental Laws) except
(a) as described in any of the documents referred to in Section 5.4, and (b) for violations or possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future would not, have a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole.

     SECTION 5.7 Environmental Laws and Regulations. Except as described in any of the documents referred to in Section 5.4, (i) Lockheed and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance that individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future would not, have a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole, which compliance includes, but is not limited to, the possession by Lockheed and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) neither Lockheed nor any of its Subsidiaries has received written notice of, or, to the knowledge of Lockheed, is the subject of, any Environmental Claims that individually or in the aggregate would have a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole; and (iii) to the knowledge of Lockheed, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     SECTION 5.8 No Undisclosed Employee Benefit Plan Liabilities. All "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by Lockheed or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and Lockheed and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the documents referred to in Section 5.4 and (b) for instances of non-compliance or liabilities or obligations that would not have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole.

     SECTION 5.9 Absence of Certain Changes or Events. Other than as disclosed in the documents referred to in Section 5.4, since December 31, 1993 there has been no material adverse change in the business, prospects, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole.

     SECTION 5.10 Investigations; Litigation. Except as described in any of the documents referred to in Section 5.4:

          (a) no material investigation or review by any governmental entity with respect to Lockheed or any of its Subsidiaries is pending (or, to Lockheed's knowledge, threatened), nor has any governmental entity indicated to Lockheed an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Lockheed's knowledge, threatened) against or affecting Lockheed or its Subsidiaries at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, either individually or in the aggregate, are reasonably likely to result in any material adverse change in the business, prospects, results of operations or financial condition of Lockheed and its Subsidiaries taken as a whole.

     SECTION 5.11 Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Lockheed or its Subsidiaries or the Pacific Sub Merger to be included in the Joint Proxy Statement or the Registration Statement will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the Lockheed Meeting or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Lockheed with respect to information supplied in writing by Martin Marietta or any affiliate of Martin Marietta specifically for inclusion in the Joint Proxy Statement.

     SECTION 5.12 Accounting Matters. Neither Lockheed nor, to its best knowledge, any of its affiliates has taken or agreed to take any action that would prevent Parent from accounting for the transactions to be effected pursuant to Article I of this Agreement in accordance with the pooling of interests method of accounting under the requirements of APB No. 1 6.

     SECTION 5.13 Lockheed Rights Plan. Under the terms of the Lockheed Rights Plan, the transactions contemplated by this Agreement will not cause a Distribution Date to occur or cause the rights issued pursuant to the Lockheed Rights Plan to become exercisable, and, by action taken prior to the Merger Date, as a result of the terms of the Lockheed Rights Plan and the Pacific Sub Merger such rights will be cancelled and cease to exist.

     SECTION 5.14 Ownership of Martin Marietta Stock. On the date hereof Lockheed and its Subsidiaries do not beneficially own in excess of 1,000 shares of Martin Marietta Common Stock in the aggregate (exclusive of any shares owned by Lockheed's employee benefit plans) and is not an "interested stockholder" or an affiliate of an "interested stockholder" of Martin Marietta within the meaning of Section 3-601(j) of the Maryland Statute.

     SECTION 5.15 Tax Matters. (a) All federal, state, local, and foreign tax returns required to be filed by or on behalf of Lockheed and each of its Subsidiaries have been timely filed, and all returns filed are complete and accurate to the knowledge of Lockheed. All taxes shown on filed returns have been paid or adequate provision for the payment of all such taxes has been made. As of the date of this Agreement, there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes that may reasonably be expected to result in a determination materially adverse to Lockheed or any of its Subsidiaries, except as adequately reserved against in the most recent financial statements contained in the documents referred to in Section 5.4. All assessments for taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

     (b) No stock or securities will be issued to any person other than the securityholders of Lockheed, Martin Marietta or Parent in connection with the transactions contemplated by this Agreement; except in connection with employee benefit programs, the management of Lockheed has no plan or intention for Parent to issue any stock other than Parent Common Stock and Parent Preferred Stock in connection with the transactions contemplated by this Agreement; except in connection with employee benefit programs or otherwise in the ordinary course of business, the management of Lockheed has no plan or intention for Parent to redeem or otherwise reacquire any Parent Preferred Stock or Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement; and the management of Lockheed has no plan or intention to terminate the existence of Parent or to merge Parent with any other corporation.

     (c) Following the Pacific Sub Merger, Lockheed will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Pacific Sub's net assets and at least 70 percent of the fair market value of Pacific Sub's gross assets held immediately prior to such Merger. For purposes of this representation, amounts used by Lockheed or Pacific Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Lockheed will be included as assets held by Lockheed or Pacific Sub, respectively, immediately prior to the Pacific Sub Merger.

     (d) Lockheed has no plan or intention to issue additional shares of its stock following the Pacific Sub Merger that would result in Parent's ceasing to own all the outstanding shares of stock of Lockheed.

     (e) Lockheed is not aware of any plan or intention of Parent: to liquidate Lockheed; to merge Lockheed with or into another corporation; to sell or otherwise dispose of the stock of Lockheed except for transfers of stock to corporations controlled by Parent; to cause Lockheed to sell or otherwise dispose of any of its assets or of any of the assets acquired from Pacific Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Lockheed; or to cause Lockheed to issue any shares of capital stock to any person other than Parent. For purposes of this representation, "control" is defined by Section 368(c) of the Code.

                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS

     It is further agreed as follows:

     SECTION 6.1 Conduct of Business by Martin Marietta or Lockheed. Prior to the Merger Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the "Termination Date"), and except as set forth in the Martin Marietta Schedule or the Lockheed Schedule, as may be agreed to by the other parties hereto or as may be permitted pursuant to this Agreement, Martin Marietta and Lockheed:

          (a) shall, and shall cause each of their respective Subsidiaries to, conduct their respective operations according to their ordinary and usual course of business;

          (b) shall use their reasonable efforts, and cause each of their respective Subsidiaries to use its reasonable efforts, to preserve intact their respective business organizations and goodwill in all material respects, keep available the services of their respective officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

          (c) shall confer on a regular and frequent basis with one or more representatives of one another to report operational matters of materiality and the general status of ongoing operations;

          (d) shall notify one another of any emergency or other change in the normal course of their or their Subsidiaries' respective businesses or in the operation of their or their Subsidiaries' respective properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material to the business, operations or financial condition of either Martin Marietta or Lockheed and their respective Subsidiaries, as the case may be, taken as a whole;

          (e) shall not, and shall not permit any of their respective Subsidiaries which is not wholly owned to, declare or pay any dividends on or make any distribution with respect to their outstanding shares of capital stock other than, with respect to Martin Marietta and Lockheed, their respective regular quarterly cash dividends and, in the case of Martin Marietta, pursuant to the Martin Marietta Rights Plan.

          (f) shall not, and shall not permit any of their respective Subsidiaries to, except in the ordinary course of business or except as otherwise provided in this Agreement, enter into or amend any employment, severance or similar agreements or arrangements with any directors or executive officers;

          (g) shall not, and shall not permit any of their respective Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to (or, subject to applicable fiduciary duties of the directors of Martin Marietta and Lockheed, recommend), any merger, consolidation or business combination (other than the Mergers), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (h) shall not propose or adopt any amendments to their respective corporate charters or bylaws;

          (i) shall not, and shall not permit any of their respective Subsidiaries to, issue any shares of their capital stock, except upon conversion of the Martin Marietta Preferred Stock in the case of Martin Marietta or upon exercise of rights issued pursuant to the Martin Marietta Rights Plan or Lockheed Rights Plan or upon exercise of rights or options issued pursuant to employee benefit plans, programs or arrangements in existence on the date hereof, or Martin Marietta's dividend reinvestment plan or effect any stock split or otherwise change its capitalization as it existed on July 31, 1994 (except as contemplated herein);

          (j) shall not, and shall not permit any of their respective Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except grants of options pursuant to employee benefit plans, programs or arrangements in existence on the date hereof in the ordinary course of business and consistent with past practice covering not in excess of 25,000 shares of Martin Marietta Common Stock or 25,000 shares of Lockheed Common Stock;

          (k) shall not, and shall not permit any of their respective Subsidiaries to, except in connection with employee benefit plans in the ordinary course of business or Martin Marietta's dividend reinvestment plan, purchase or redeem any shares of its capital stock;

          (l) shall not, and shall not permit any of their respective Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Parent from accounting for the transactions to be effected pursuant to Article I of this Agreement in accordance with the pooling of interests method of accounting under the requirements of APB No. 16;

          (m) shall not, and shall not permit any of their respective Subsidiaries to, except as contemplated by Section 6.5, amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

          (n) shall not, and shall not permit any of their respective Subsidiaries to, (i) enter into any material loan agreement or (ii) enter into or bid with respect to any contract that is expected to result in a material loss; and

          (o) shall not, and shall not permit any of their respective Subsidiaries to, agree in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Articles IV and V hereof untrue or incorrect.

For purposes of this Section 6.1, Martin Marietta Materials, Inc. or any of its Subsidiaries shall not be considered to be a Subsidiary of Martin Marietta.

     SECTION 6.2 Investigation. Each of Martin Marietta and Lockheed shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Merger Date or the Termination Date, to its and its Subsidiaries' plants, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and shall use their reasonable efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated March 29, 1994, between Martin Marietta and Lockheed (the "Confidentiality Agreement"), and, subject to applicable law, will not disclose any such information to any other party. Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations, including any such laws or regulations pertaining to the treatment of classified information. If for any reason the Mergers are not consummated, each of Martin Marietta and Lockheed shall return or shall cause to be returned all information (and any copies thereof or extracts therefrom) obtained by it or its representatives pursuant to this Agreement or in connection with the negotiations hereof to the other party and will thereafter continue to treat as confidential all such information and shall not use, or knowingly permit any other party to use, any such information.

     SECTION 6.3 Cooperation. Martin Marietta and Lockheed shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

          (a) prepare and file with the SEC as soon as is reasonably practicable the Joint Proxy Statement and a registration statement of Parent (the "Registration Statement") with respect to the transactions contemplated by this Agreement, and use their reasonable efforts to have the Joint Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act;

          (b) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

          (c) cooperate with one another in determining whether any filings are required to be made with or consents required to be obtained from, any third party or governmental authority in any jurisdiction prior to the Merger Date in connection with the consummation of the transactions contemplated in this

     Agreement and cooperate in making any such filings promptly and in seeking to obtain timely any such consents;

          (d) promptly make application to the NYSE and such other stock exchanges as shall be agreed upon for the listing of the Parent Common Stock and use its reasonable efforts to list such stock on the NYSE or such other exchanges;

          (e) promptly make their respective filings and any other required or requested submissions under the HSR Act; and

          (f) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein, except that no party shall be required to agree to the divestiture of any of its or the other party's material assets or to other materially onerous conditions in order to obtain any governmental approval.

Subject to the limitations contained in Section 6.2, Martin Marietta and Lockheed shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

     SECTION 6.4 Affiliate Agreements. Each of Martin Marietta and Lockheed (each of which is referred to in this Section 6.4 as a "Subject Company") shall, prior to the Merger Date, cause to be delivered to the other a list, reviewed by its counsel, identifying all persons who are, in its opinion, at the time of the meeting of the Subject Company's stockholders to be held in accordance with
Article II, "affiliates" of the Subject Company for purposes of Rule 145 promulgated by the SEC under the Securities Act. Each Subject Company shall furnish such information and documents as the other may reasonably request for the purpose of reviewing such list. Each Subject Company shall use its reasonable efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the Merger Date, in a form satisfactory to the other (an "Affiliate Agreement"), that such person (a) will not offer or sell or otherwise dispose of any of the shares of Parent Common Stock issued to such person pursuant to the Mergers in violation of the Securities Act or the rules or regulations promulgated by the SEC thereunder, and (b) will not offer or sell or otherwise dispose of any of the shares of Martin Marietta Common Stock, Martin Marietta Preferred Stock, Lockheed Common Stock, Parent Common Stock or Parent Preferred Stock in a manner or at a time that will disqualify Parent from accounting for the transactions contemplated by this Agreement in accordance with the pooling of interests method of accounting.

     SECTION 6.5 Employee Stock Options, Incentive and Benefit Plans. (a) Simultaneously with the Atlantic Sub Merger, (i) each outstanding option to purchase or acquire a share of Martin Marietta Common Stock under option plans presently maintained by Martin Marietta ("Martin Marietta Option Plans") shall be converted into an option to purchase that number of shares of Parent Common Stock which could have been obtained upon the exercise of each such option at the same exercise price, and all references in each such option to Martin Marietta shall be deemed to refer to Parent, where appropriate, (ii) each outstanding stock appreciation right under the Martin Marietta Option Plans ("Martin Marietta SAR") to receive a cash payment based on the Martin Marietta Common Stock shall be converted into a stock appreciation right to receive a cash payment based on the Parent Common Stock, for the same number of shares and at the same base price as applied to the Martin Marietta SAR, and all references in each Martin Marietta SAR to Martin Marietta shall be deemed to refer to Parent, where appropriate, (iii) Parent shall assume the obligations of Martin Marietta under the Martin Marietta Option Plans and (iv) each outstanding award made pursuant to Martin Marietta's Amended and Restated Long Term Performance Incentive Compensation Plan and its predecessor plans shall be amended or converted into a similar instrument of Parent, in either case with such adjustments to the terms of such awards, including but not limited to, the formula setting forth the redemption value of such awards as are appropriate to preserve the value inherent in such awards with no detrimental effects on the holders thereof without their consent. Subject to stockholder approval of the 1994 Parent Stock Plan (as hereinafter defined), no additional options or awards shall be granted pursuant to the Martin Marietta Option Plans after the Atlantic Sub Merger.

     (b) Simultaneously with the Pacific Sub Merger, (i) each outstanding option (and related stock appreciation right ("Lockheed SAR"), if any) to purchase or acquire a share of Lockheed Common Stock under option plans presently maintained by Lockheed ("Lockheed Option Plans") shall be converted into an option (together with a related stock appreciation right of Parent, if applicable), to purchase 1.63 times the number of shares of Parent Common Stock which could have been obtained upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of Lockheed Common Stock subject to an option (and related Lockheed SAR, if any) under the Lockheed Option Plans divided by 1.63, and all references in each such option (and related Lockheed SAR, if any) to Lockheed shall be deemed to refer to Parent, where appropriate, and (ii) Parent shall assume the obligations of Lockheed under the Lockheed Option Plans. Subject to stockholder approval of the 1994 Parent Stock Plan, no additional options or awards shall be granted pursuant to the Lockheed Option Plans after the Pacific Sub Merger.

     (c) Martin Marietta and Lockheed agree that effective as of the Merger Date, and subject to approval by the stockholders of Martin Marietta and Lockheed, Parent shall adopt an omnibus securities award plan (the "1994 Parent Stock Plan") for the purpose of granting stock options, restricted stock, stock appreciation rights or other stock-based incentive awards to such employees of Parent, Martin Marietta and Lockheed, and their respective Subsidiaries, in such amounts and upon such terms and conditions as the Compensation Committee of the Board of Directors of Parent shall, in its sole discretion, determine (subject to the provisions of the 1994 Parent Stock Plan).

     (d) Martin Marietta and Lockheed agree that each of their respective stock option, employee incentive and benefit plans, programs and arrangements (in addition to those for non-employee directors) and in the case of Martin Marietta, its dividend reinvestment plan, shall be amended, to the extent necessary or appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to, (i) the conversion of shares of Martin Marietta Common Stock or Lockheed Common Stock held pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement, and (ii) the appointment of appropriate committees consisting of directors of Martin Marietta or Lockheed, as the case may be, or Parent, if appropriate, who are not participants in such plans, programs or arrangements. The actions to be taken by Martin Marietta and Lockheed pursuant to this section 6.5(d) shall include the submission of the amendments to the plans, programs or arrangements referred to herein to their respective stockholders at the special meetings to consider this Agreement and the Merger Agreements, if such submission is determined to be necessary or advisable by counsel to Martin Marietta or Lockheed after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Mergers.

     (e) Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the benefit plans, programs and agreements referred to in this Section 6.5, and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock pursuant to such agreements, plans and programs, upon the exercise or maturation of rights existing thereunder on the Merger Date or thereafter granted or awarded.

     SECTION 6.6 Further Assurances. Subject to the terms and conditions provided herein, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law and regulation to consummate and make effective the Mergers in accordance with the terms of this Agreement and the Merger Agreements, subject, however, to the vote of stockholders of Martin Marietta and Lockheed in accordance with Article II. In case at any time after the Merger Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Merger Agreements, the proper officers or directors of Martin Marietta and Lockheed shall take all such necessary action.

     SECTION 6.7 No Solicitation. Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1, neither Martin Marietta nor Lockheed nor any of their respective officers, directors or agents shall directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or, unless its Board of Directors has determined that it is required to do so in order to comply with its fiduciary duty under applicable law (as advised by counsel in writing), engage in negotiations or discussions with, or provide any nonpublic information to, any corporation, partnership, person or other entity or group (other than to Martin Marietta or Lockheed or an affiliate or an associate of either Martin Marietta or Lockheed) concerning any merger, sale of substantial assets, sale of shares of capital stock or similar transactions involving Martin Marietta or Lockheed or any of their respective Subsidiaries or divisions. In the event Martin Marietta or Lockheed shall receive any proposal concerning any such transaction, such party shall promptly advise the other as to such proposal and as to any discussions conducted in connection therewith.

     SECTION 6.8 Public Announcements. Martin Marietta and Lockheed will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.9 Agreements with Respect to Martin Marietta Common Stock and Lockheed Common Stock. (a) Martin Marietta agrees that it will, and will use its reasonable efforts to the end that its Subsidiaries will, (i) not tender into any tender or exchange offer or sell, transfer or otherwise dispose of any shares of the voting capital stock of Lockheed ("Lockheed Voting Stock") which they own, (ii) vote all shares of Lockheed Voting Stock owned by them in favor of the transactions contemplated by this Agreement and (iii) vote all shares of Lockheed Voting Stock owned by them against any merger, consolidation, business combination, or other extraordinary corporate transaction (including without limitation any reclassification of securities, recapitalization, sale, lease, exchange or other disposition of all or substantially all of its respective assets, issuance of securities in exchange for cash or securities or other property, liquidation or dissolution) involving Lockheed other than the transactions contemplated by this Agreement.

     (b) Lockheed agrees that it will, and will use its reasonable efforts to the end that its Subsidiaries will, (i) not tender into any tender or exchange offer or sell, transfer or otherwise dispose of any shares of the voting capital stock of Martin Marietta ("Martin Marietta Voting Stock") which they own, (ii) vote all shares of Martin Marietta Voting Stock owned by them in favor of the transactions contemplated by this Agreement and (iii) vote all shares of Martin Marietta Voting Stock owned by them against any merger, consolidation, business combination or other extraordinary corporate transaction (including without limitation any reclassification of securities, recapitalization, sale, lease, exchange or other disposition of all or substantially all of its respective assets, issuance of securities in exchange for cash or securities or other property, liquidation or dissolution) involving Martin Marietta other than the transactions contemplated by this Agreement.

     SECTION 6.10 Indemnification and Insurance. For a period of six years after the Merger Date, Parent shall cause to be maintained in effect (a) the current provisions regarding indemnification of officers and directors contained in the charter and bylaws of Martin Marietta and the certificate of incorporation and bylaws and officers and directors indemnification agreements of Lockheed, and (b) the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Martin Marietta and Lockheed (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events which occurred on or before the Merger Date.

     SECTION 6.11 Accountants' "Comfort" Letters. Martin Marietta and Lockheed will each use reasonable efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements on Form S-4.

     SECTION 6.12 Additional Reports. Martin Marietta and Lockheed shall each furnish to the other copies of any reports of the type referred to in Sections
4.4 and 5.4 which it files with the SEC on or after the date hereof, and Martin Marietta or Lockheed, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of Martin Marietta and its consolidated Subsidiaries or Lockheed and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end accrual adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

                                  ARTICLE VII

                           CONDITIONS TO THE MERGERS

     SECTION 7.1 Conditions to Both Mergers. The obligation of Martin Marietta to effect the Atlantic Sub Merger and the obligation of Lockheed to effect the Pacific Sub Merger shall each be subject to the simultaneous effectuation by the other of the Merger to which the other is a party and to the following additional conditions:

          (a) The holders of shares of Martin Marietta Common Stock and Martin Marietta Preferred Stock, voting together as a single class shall have duly approved this Agreement and the Atlantic Sub Merger Agreement, and holders of shares of Lockheed Common Stock shall have duly approved this Agreement and the Pacific Sub Merger Agreement, all in accordance with applicable law.

          (b) No statute, rule, regulation, executive order, decree, or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of either of the Mergers substantially on the terms contemplated hereby.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d) The shares of Parent Common Stock issuable in the Mergers shall have been approved for listing on the NYSE upon official notice of issuance.

          (e) Any applicable waiting period under the HSR Act shall have expired or been terminated and the other Martin Marietta Required Statutory Approvals and other Lockheed Required Statutory Approvals shall have been obtained at or prior to the Merger Date, except where the failure to obtain such other Martin Marietta Required Statutory Approvals or other Lockheed Required Statutory Approvals would not have a material adverse effect on the transactions contemplated hereby or on the business, results of operations or financial condition of Martin Marietta and its Subsidiaries taken as a whole or Lockheed and its Subsidiaries taken as a whole, as the case may be.

          (f) Each of Martin Marietta and Lockheed shall have received a letter of its independent public accountants, dated the Merger Date, in form and substance reasonably satisfactory to it, stating that, they concur with management's conclusion that the transactions effected pursuant to Article I of this Agreement will qualify as transactions to be accounted for in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

          (g) Each of Martin Marietta and Lockheed shall have received an opinion of its tax counsel, in form and substance reasonably satisfactory to it, and dated within five days of the date of the Joint Proxy Statement, to the effect that neither it, nor any of its stockholders shall recognize gain or loss for Federal income tax purposes as a result of the Merger to which it is a party (other than in respect of any cash paid in lieu of fractional shares), which opinion shall have been re-confirmed as of the Merger Date.

     SECTION 7.2 Conditions to Obligations of Martin Marietta to Effect the Atlantic Sub Merger. The obligation of Martin Marietta to effect the Atlantic Sub Merger is further subject to the conditions that the representations and warranties of Lockheed contained herein shall in all material respects be true as of the Merger Date with the same effect as though made as of the Merger Date (except for changes specifically permitted by the terms of this Agreement); Lockheed shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Merger Date; and Lockheed shall have delivered to Martin Marietta a certificate, dated the Merger Date and signed by its Chairman of the Board and Chief Executive Officer or President to both such effects.

     SECTION 7.3 Conditions to Obligations of Lockheed to Effect the Pacific Sub Merger. The obligation of Lockheed to effect the Pacific Sub Merger is further subject to the conditions that the representations and warranties of Martin Marietta contained herein shall in all material respects be true as of the Merger Date with the same effect as though made as of the Merger Date (except for changes specifically permitted by the terms of this Agreement); Martin Marietta shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Merger Date; and Martin Marietta shall have delivered to Lockheed a certificate, dated the Merger Date and signed by its Chairman of the Board and Chief Executive Officer or President to both such effects.

                                  ARTICLE VIII

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

     SECTION 8.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Merger Date, whether before or after approval of this Agreement and the Merger Agreements by the respective stockholders of Martin Marietta and Lockheed:

          (a) by the mutual written consent of Martin Marietta and Lockheed;

          (b) by Martin Marietta or Lockheed if the Merger Date shall not have occurred on or before February 15, 1995;

          (c) by Martin Marietta or Lockheed if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Mergers on substantially the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) by Martin Marietta if (i) the Board of Directors of Lockheed shall have altered its determination to recommend that the stockholders of Lockheed approve this Agreement or (ii) any third party or group shall have acquired, after the date of this Agreement, beneficial ownership of 15% or more of the outstanding shares of Lockheed Common Stock;

          (e) by Lockheed if (i) the Board of Directors of Martin Marietta shall have altered its determination to recommend that the stockholders of Martin Marietta approve this Agreement or (ii) any third party or group shall have acquired, after the date of this Agreement, beneficial ownership of 15% or more of the outstanding shares of Martin Marietta Common Stock;

          (f) by Lockheed or Martin Marietta if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach; or

          (g) by Martin Marietta or Lockheed if, other than as a result of a breach by it, it reasonably concludes that any of the conditions to its obligations hereunder set forth in Section 7.1(b) through (g) shall have become impossible of fulfillment.

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the last sentence of Section 6.2 and Sections 8.2, 8.3 and 9.2), and there shall be no other liability on the part of Martin Marietta or Lockheed to the other except liability arising out of a wilful breach of this Agreement.

     SECTION 8.2 Termination Fee. In the event of a termination by Martin Marietta under Section 8.1(d)(i) following receipt by Lockheed of an Acquisition Proposal, or under Section 8.1(d)(ii), or a termination by Lockheed under
Section 8.1(e)(i) following receipt by Martin Marietta of an Acquisition Proposal, or under Section 8.1(e)(ii), the terminating party shall be paid by wire transfer in immediately available funds a fee of $100 million by the other party within two business days of such termination. For purposes of this Section
8.2 and Section 8.3 below, Parent shall be deemed not to be a party to this Agreement. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any bona fide proposal made by a third party to (i) acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a majority equity interest in either Martin Marietta or Lockheed pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction, including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of a majority or greater equity interest in Martin Marietta or Lockheed, (ii) purchase all or substantially all of the business or assets of Martin Marietta or Lockheed or (iii) otherwise effect a business combination involving Martin Marietta or Lockheed.

     SECTION 8.3 Expense Reimbursement. In the event Martin Marietta or Lockheed fails to recommend the transaction contemplated hereby to its stockholders, or withdraws any such recommendation previously made and the Mergers are not consummated, such party shall (unless a fee shall have become payable under Section 8.2 or unless such failure to recommend or such withdrawal shall have been a result of a breach hereof by the other party) at the time of termination of this Agreement pay to the other party an amount equal to such other party's actual costs and expenses incurred in connection herewith, provided that such reimbursement shall not exceed $15 million.

     SECTION 8.4 Amendment or Supplement. At any time before or after approval of this Agreement and the Merger Agreements by the respective stockholders of Martin Marietta and Lockheed and prior to the Merger Date, this Agreement may be amended or supplemented in writing by Martin Marietta and Lockheed with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of Martin Marietta and Lockheed there shall be no amendment or change to the provisions hereof with respect to the conversion ratio of shares of Martin Marietta Common Stock, Martin Marietta Preferred Stock or Lockheed Common Stock into shares of Parent Common Stock and Parent Preferred Stock as provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of Martin Marietta and Lockheed.

     SECTION 8.5 Extension of Time, Waiver, Etc. At any time prior to the Merger Date, Martin Marietta and Lockheed may:

          (a) extend the time for the performance of any of the obligations or acts of the other party;

          (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Martin Marietta or Lockheed in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 8.6 Closing. The closing of the transactions contemplated by this Agreement and the Merger Agreements shall take place at the offices of Dewey Ballantine, 1301 Avenue of the Americas, New York, New York at 10:00 A.M., local time, on the Merger Date or at such other time and place as Martin Marietta and Lockheed shall agree.

                                   ARTICLE IX

                                 MISCELLANEOUS

     SECTION 9.1 No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for the agreements set forth in Article III, the agreements of "affiliates" of Martin Marietta and Lockheed to be delivered pursuant to Section 6.4, and the provisions of Section 6.5, the last sentence of Section 6.6, and the provisions of Section 6.10.

     SECTION 9.2 Expenses. Except as provided in Section 8.3 above, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement, the Merger Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with printing the Joint Proxy Statement and any expenses incurred by Parent relating to the issuance, registration and listing of the Parent Common Stock and the Parent Preferred Stock and the qualification thereof under state blue sky or securities laws, shall be paid in equal shares by Martin Marietta and Lockheed.

     SECTION 9.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.

     SECTION 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

     SECTION 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed:

          To Martin Marietta:
               Martin Marietta Corporation
               6801 Rockledge Drive
               Bethesda, Maryland 20817
               Attention: Frank H. Menaker, Jr., Esq.
          copy to:
               Leonard P. Larrabee, Jr., Esq.
               Dewey Ballantine
               1301 Avenue of the Americas
               New York, New York 10019
          To Lockheed:
               Lockheed Corporation
               4500 Park Granada Blvd.
               Calabasas, California 91399
               Attention: William T. Vinson, Esq.
          copy to:
               C. Douglas Kranwinkle, Esq.
               O'Melveny & Myers
               153 E. 53rd Street
               New York, New York 10022

     SECTION 9.6 Miscellaneous.  This Agreement:

          (a) along with the Confidentiality Agreement and the Merger Agreements constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

          (b) except for the provisions of Section 6.10 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder; and

          (c) shall not be assignable by operation of law or otherwise. The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.7 Subsidiaries; Significant Subsidiaries. When a reference is made in this Agreement to subsidiaries of Martin Marietta or Lockheed, the word "Subsidiaries" means any corporation of which more than 50% on the date hereof of the outstanding voting securities are directly or indirectly owned by Martin Marietta or Lockheed (as the case may be). When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

     SECTION 9.8 Finders or Brokers. Except for Bear, Stearns & Co. Inc. with respect to Martin Marietta, and Morgan Stanley & Co. Incorporated with respect to Lockheed, neither Martin Marietta nor Lockheed has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                          MARTIN MARIETTA CORPORATION

                                          By: /s/       MARCUS C. BENNETT
                                             -----------------------------------
                                             Name: Marcus C. Bennett
                                             Title: Senior Vice Preident and
                                                    Chief Financial
                                                    Officer

                                          LOCKHEED CORPORATION

                                          By: /s/      VINCENT N. MARAFINO
                                             -----------------------------------
                                              Name: Vincent N. Marafino
                                              Title: Vice Chairman of the Board
                                                     and Chief Financial and
                                                     Administrative Officer

                                          PARENT CORPORATION

                                          By: /s/        JOHN E. MONTAGUE
                                             -----------------------------------
                                              Name: John E. Montague
                                              Title: Vice President and
                                                     Treasurer

     In accordance with Item 601(b)(2) of Regulation S-K, the exhibits described in the Table of Contents of this Exhibit 2.1 have not been filed. The Registrant hereby agrees to furnish supplementally copies of such exhibits to the Commission upon request.
                                      I-24